Learning A-Z Acquires Headsprout Instructional Software Unit From Skyview Capital

Dec 23, 2013
5:37pm

TUCSON, Ariz., Dec. 23, 2013 /PRNewswire/ — Skyview Capital LLC today announced that it has completed the sale of Headsprout®, developers of the MimioReading™ classroom suite, to Learning A-Z, a Cambium Learning® Group, Inc. (Nasdaq: ABCD) company. Skyview Capital acquired the online curriculum programs as part of its acquisition of Mimio, a global leader in interactive teaching technologies, in July 2013.

Founded in 1999 and based in Seattle, WA, Mimio acquired Headsprout in 2011, which has patented and award-winning adaptive software titles, including MimioReading™ and MimioSprout™ Early Reading. The MimioReading software suite’s advanced design uses both individualized, adaptive reading instruction and whole-group reading lessons for interactive whiteboards to improve reading performance. Research-based, the software has earned industry-wide respect for its effort in improving reading skills for students in grades PreK-8. Currently used in thousands of classrooms, learning labs, and homes, Headsprout will become part of Learning A-Z’s larger reading offering and marketed and sold as Headsprout Early Reading and Headsprout Reading Comprehension.

Bob Holl, president and co-founder of Learning A-Z, says of the acquisition, “Headsprout is an ideal addition to our family of blended learning solutions. Their track record of efficacy includes a wealth of case studies, all of which are a testament to their quality. Our award-winning Reading Solution, which includes Reading A-Z and Raz-Kids, provides online resources for assessment, instruction, and practice. Now, with the inclusion of proven, student-facing phonics and comprehension resources from Headsprout, Learning A-Z is an even more complete reading solution for teachers to differentiate instruction and support student achievement.”

About Skyview Capital LLC

Skyview Capital LLC is a private investment firm headquartered in Los Angeles, CA, which specializes in the acquisition and management of “mission critical” enterprises in the areas of technology, telecommunications, business services and niche manufacturing. By leveraging its operational capabilities and financial acumen, Skyview systematically enhances the long-term sustainable value of the businesses it acquires. To date, Skyview has successfully completed nearly 20 transactions within its target market verticals and was recently recognized by Los Angeles Business Journal as one of the top 25 Los Angeles-based private equity firms.

About Learning A-Z

Learning A-Z is a preK-6 educational resource company specializing in online delivery of leveled readers and supplementary curriculum. Founded in 2002 to help teachers differentiate instruction and meet the unique needs of all students, Learning A-Z’s resources are currently used in more than half of the districts in the US/Canada and 165+ countries worldwide. Serving a wide range of student needs, including ELL/ESL, intervention, special education, and daily instruction, Learning A-Z includes: Reading A-Z, Raz-Kids, Science A-Z, Vocabulary A-Z, and Writing A-Z.

About Cambium Learning Group, Inc.

Cambium Learning® Group is a leading educational solutions and services company that is committed to helping all students reach their full potential by providing evidence-based solutions and expert professional services to empower educators and raise the achievement levels of all students. Cambium Learning Group is composed of four business units: Voyager/Sopris Learning (www.voyagerlearning.com | www.soprislearning.com); Learning A-Z (www.learninga-z.com); ExploreLearning® (www.explorelearning.com); and Kurzweil Educational Systems® (www.kurzweiledu.com) and IntelliTools® (www.intellitools.com). Together, these business units provide best-in-class intervention and supplemental instructional materials; gold-standard professional development and school-improvement services; breakthrough technology solutions for online learning and professional support; valid and reliable assessments; and proven materials to support a positive and safe school environment. For more information, visit www.cambiumlearning.com.

Media Contact:	Investor Contact:
John Jorgenson	Barbara Benson
Learning A-Z	Cambium Learning Group, Inc.
VP, Marketing	CFO
520-204-2452	investorrelations@cambiumlearning.com
john.jorgenson@learninga-z.com